UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Robertson, Jerry E.
   10750 Columbia Pike
   Silver Spring, MD  20901
2. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc.
   CHH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |4/29/9|A(1)|1,836             |A  |           |9,674(2)           |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock                 |--    |--  |--                |-- |--         |15,500             |I     |Note 3                     |
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Common Stock                 |--    |--  |--                |-- |--         |1,833              |I     |Note 4                     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Common Stock Option (Rig|$16.34  |4/29/|A   |1,000      |A  |Note |4/29/|Common Stock|1,000  |       |10,967      |I  |Note 4      |
ht to Buy)              |        |99   |    |           |   |5    |04   |            |       |       |            |   |            |
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Explanation of Responses:
Note 1: Restricted stock granted under the Non-Employee Director Stock Compensation Plan ("Plan"). Such shares vest in three equal annual installments beginning on 4/29/00.
Note 2: Includes 2,736 shares of restricted stock granted under the Plan.
Note 3: Beneficially owned by the J.S. Robertson Limited Partnership, of which the reporting person and his wife are the general partners.
Note 4:  Beneficially owned by the Jerry E. Robertson Living
Trust.
Note 5: Such options vest in three equal annuall installments beginning on 4/29/01.
SIGNATURE OF REPORTING PERSON
Jerry E. Robertson
DATE
2/9/00